  EXHIBIT 10.4

LOGISTICS AND PROCUREMENT SERVICES AGREEMENT

THIS AGREEMENT (the "**Agreement**") made effective as of January 6, 2021 (the "**Effective Date**")

BETWEEN:

PROJECT MANAGEMENT RESOURCES INC.

("**PMR**")

and

INSTADOSE PHARMA CORP.

("**Instadose Pharma**" or the "**Company**")

WHEREAS:

A. PMR is a Canadian corporation owned and operated by Bruce Deluce. PMR is in the business of providing logistics and procurement services for, among other things, the international transport of goods, with extensive operational experience in Africa;

B. Instadose Pharma wishes to engage PMR to manage logistics and procure the services globally necessary for the international transport of medicinal cannabis flower and/or biomass (the "**Goods**") on behalf of the Company in and from, among other continents, Africa, Europe, and Latin America (the "**Logistics and Procurement Services**"); and

C. PMR has agreed to provide the Logistics and Procurement Services to the Company on a cost recovery basis.

NOW THEREFORE both parties hereto agree as follows:

1. Introduction

This Agreement sets out the terms and conditions agreed to by Instadose Pharma and PMR for the completion of the Logistics and Procurement Services. The annexes hereto apply to specific Logistics and Procurement Services that may be provided by PMR to Instadose Pharma under the Agreement.

2. Term

(a) This Agreement shall commence on the Effective Date and continue for a period of three (3) years (the "**Term**") expiring on the three-year anniversary of the Effective Date (the "**Expiry Date**"), unless otherwise amended or terminated in writing as provided for in this Agreement.

(b) Instadose Pharma may request that the Agreement be renewed under the same terms for one (1) additional Term, by providing written notice at least ninety (90) days before the Expiry Date. PMR will notify the Company whether it agrees to that request within sixty (60) days of the Expiry Date.

3. Logistics and Procurement Services

(a) The following Logistics and Procurement Services (each, a "**Service**") may be provided by PMR under this Agreement:

(i) Warehousing (Annex 1) – of Goods in space operated by a third party on PMR's or the Company's behalf (Annex 1).

(ii) Procurement (Annex 2) - either contracting the transportation of Goods on Instadose Pharma's behalf or conducting the procurement process for the transportation of Goods up to signature of the transportation contract.

(iii) Technical Support (Annex 3) - including logistics assessments and technical advice with respect to matters affecting the Goods.

(b) All Logistics and Procurement Services will be provided in accordance with all applicable PMR policies and procedures (including PMR procurement procedures) and on the terms and conditions specific to each Service.

(c) PMR will provide the Services exclusively to Instadose Pharma and will refrain from providing the Services to any other company operating in the medicinal cannabis industry.

4. Agreement for Service

All Services provided under the Agreement will be provided on an as requested and confirmed basis. There shall be no agreement for any specific Service until requested and confirmed in writing as follows:

(i) **Request** – Instadose Pharma may request Services under this Agreement only by issuance of a requisition in the form attached hereto as Annex 5, which shall be delivered to PMR to provide the Services.

(ii) **Confirmation** – If the conditions set out in clause 4 above are met and PMR (by signature of an authorised person of PMR) agrees to perform the Services requested by Instadose Pharma, PMR will confirm its agreement as well as any special conditions (such as required prepayments) in the form attached hereto as Annex 5.

5. Payment for Services

(a) The fee rates for all Services provided under this Agreement are set out in Annex 4. Monthly invoices (with copies of supporting documentation, as requested by Instadose Pharma) will be issued by PMR to the Company. Invoices will include all direct charges and taxes incurred by PMR in connection with the Services and the applicable fees for all Services rendered.

(b) All payments for Services will be due thirty (30) days from the date of invoice except where PMR stipulates alternative payment terms.

(c) Unless otherwise agreed, amounts due on each invoice shall be paid to the PMR account specified on the invoice.

(d) PMR reserves the right to review the fee rates in Annex 4 every twelve (12) months to ensure the fee rates reflect market rates and recover costs. Any change in rates will be communicated in writing to Instadose Pharma and will take effect sixty (60) days from the date of notice of change.

6. Audit

To fulfil Instadose Pharma's audit requirements, PMR will retain all original documentation in connection with Services provided under this Agreement (including all third-party invoices and the like). Upon request, PMR can send (uncertified) copies to the Company. Digital copies of all originals documentation shall be kept by PMR for at least seven (7) years and may be consulted by the Company at PMR's offices upon request.

7. Notices

(a) All notices under this Agreement shall be delivered in writing to the following:

PMR:

22 Old Mill Court
London, Ontario N6K 4H6

Attention: Bruce Deluce and William Deluce

Bruce Deluce Phone: 519-476-7829
Bruce Deluce E-mail: bruce@deluce.ca

William Deluce Phone: 416-625-3216
William Deluce E-Mail: wdeluce@sympatico.ca

Instadose Pharma:

5500 North Service Road, Suite 301
Burlington, Ontario L7L 6W6

Attention: Loren S. Greenspoon, Chief Legal Officer

Phone: 416-818-9354
Email: lgreenspoon@instadosepharma.com

(b) Notice shall be effective:

(i) when delivered by courier: Upon confirmed receipt
(ii) when delivered by e-mail: 48 hours from confirmed transmission

8. Warranties and Liabilities

(a) PMR makes no warranties or representations with respect to any Services procured on Instadose Pharma's behalf, any Services provided by third parties (such as third-party warehousing), or the Services provided by PMR under this Agreement other than as explicitly set out in the Service-specific annex hereto.

(b) Any liability of PMR in connection with Services provided under this Agreement, the scope of which is strictly and explicitly defined in the Service-specific annexes hereto, shall be limited to the fees payable to PMR for such Services by which the liability was generated. In no event shall PMR be liable for any indirect, special, or consequential damages, including without limitation loss of profits, arising from any Service provided or any breach of this Agreement.

9. Dispute Resolution

(a) The parties shall use their best efforts to settle amicably any dispute, controversy, or claim relating to this Agreement. Where the parties wish to seek such an amicable settlement through mediation, the mediation shall take place in accordance with the terms and among persons agreed between the parties.

(b) Any dispute, controversy, or claim between the parties arising from or in connection with this Agreement or the breach, termination, or validity thereof, unless settled amicably within sixty (60) days after receipt by one party of the other party's request for such amicable settlement, shall be referred by either party to arbitration in accordance with the UNCITRAL Arbitration Rules then obtaining. The arbitration shall be conducted in English, and the place of arbitration shall be Toronto, Ontario, Canada. The arbitral tribunal shall have no authority to award punitive damages. The

parties shall be bound by any arbitration award rendered in accordance with this clause as the final adjudication of any such dispute, controversy, or claim. The costs of arbitration shall be shared equally by the parties.

10. Force Majeure

(a) For the purposes of this Agreement force majeure shall mean acts of god, laws or regulations, industrial disturbances, acts of the public enemy, political unrest, pandemics, civil disturbances, explosions and any other similar cause of equivalent force not caused by, nor within the control of, either party and which neither party is able to overcome.

(b) Either party shall promptly notify the other in writing of any circumstances which render it impossible for such party to carry out in whole or in part any of its obligations under this Agreement. Upon the occurrence of such circumstances, the obligations shall be deemed to be postponed for duration of such circumstances, and may be cancelled, as agreed by the parties.

11. Termination

(a) Either party may terminate this Agreement by giving the other party ninety (90) days written notice of its intention to do so. Following delivery of notice by either party, no additional Services may be requested or confirmed that exceed the ninety (90) day notice period.

(b) Either party may terminate this Agreement in the event of a material breach of this Agreement or its Annexes by the other party that is not cured within thirty (30) days of written notice of such breach by the non-breaching party (the parties agreeing that cure shall only be effective when all losses or damages caused by such breach are made good). Termination shall be effective upon fifteen (15) days written notice of that party's intention to terminate.

(c) Termination of this Agreement shall have no effect on outstanding Services. Upon expiration of the notice period and completion of all outstanding Services, all obligations hereunder shall cease without prejudice to any rights or remedies for any antecedent claim or breach of covenant.

12. Amendment

This Agreement may be amended only by written agreement of the parties.

13. Severability

If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such determination shall not impair or affect the validity, legality or enforceability of the remaining provisions hereof, and each provision is hereby declared to be separate, severable and distinct.

14. Entire Agreement

This Agreement constitutes the complete understanding of, and supersede any and all prior agreements and understandings between, the parties with respect to their respective subject-matters, and no statement, representation, warranty or covenant has been made by either party with respect hereto or thereto except as expressly set forth herein or therein.

15. Applicable Law

This Agreement shall be construed, interpreted and enforced in accordance with, and the respective rights and obligations of the parties shall be governed by, the laws of the Province of Ontario and the federal laws of Canada applicable therein, and each of the parties attorns to the jurisdiction of the courts of the Province of Ontario.

16. Currency

Unless otherwise indicated, all dollar amounts referred to in this Agreement are expressed in U.S. funds.

17. Assignment

PMR shall be entitled to assign any of its obligations hereunder without the prior written consent of the Company.

18. Sections and Headings

The division of this Agreement into Sections and the insertion of headings are for convenience of reference only and shall not affect the interpretation of this Agreement. Unless otherwise indicated, any reference in this Agreement to a Section or an Annex refers to the specified Section or Annex to this Agreement.

19. Counterparts

This Agreement may be executed in counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same instrument. The parties agree that facsimile copies of signatures and signed documents shall be treated as originals for all purposes of this Agreement and the transactions contemplated hereby.

[signature page to follow]

IN WITNESS WHEREOF the parties hereto have executed this Agreement.

PROJECT MANAGEMENT RESOURCES INC.

Per: ______________________
Name: William Deluce
Title: Chairman & CEO

INSTADOSE PHARMA CORP.

Per: ______________________
Name: Grant F. Sanders
Title: Chairman & CEO

Annex 1

Terms and Conditions of Warehousing Services

These terms and conditions shall apply to all warehousing services provided by PMR under this Agreement:

Warehousing Glossary:

In this Annex:

(a) "**Handling**" means the services provided for the unloading and loading, placing on pallets, shifting or shunting, shrink wrapping and labelling, and any other conduct required to otherwise manage the Goods in accordance with the terms hereunder.

(b) "**Goods in unacceptable condition**" means Goods that are damaged in any way, that are not properly labelled, packed or palletized, or that are not accompanied by all required documentation.

(c) "**Warehouse**" means warehousing space operated by a third-party logistics company on PMR's or Instadose Pharma's behalf. The selection of the warehousing location for the purpose of receiving, storing, repacking, and re-exporting of Goods in transit shall be left to the discretion of PMR.

Warehousing Requests:

All requisitions for warehousing services must include the type of warehousing service requested, full information on Goods (including specifications, if applicable), terms of delivery and release, and all other conditions.

PMR Responsibilities:

(a) PMR agrees to be responsible for ensuring each of the following with respect to the storing of Goods by third-party Warehouse operators:

(i) All Goods arriving for storage at a Warehouse shall be subject to cursory verification and inspection by the Warehouse operator (the "**Warehouse Operator**") to ensure that the Goods are in the condition stipulated in the documentation, and as they were dispatched from the supplier.

(ii) Goods stored at a Warehouse shall only be released and forwarded by the Warehouse Operator as expressly agreed with Instadose Pharma in writing.

(iii) The Warehouse Operator shall be required to store and keep the Goods in accordance with the terms of this Agreement, and in such manner that the Goods will be protected against theft, injury, chemical agents or other harmful

substances, rodents, insects or any destructive creature, in accordance with normal Instadose Pharma warehousing standards.

(iv) The Warehouse Operator shall be required to maintain professional standards of Warehouse management. PMR shall provide the Company with all relevant documents pertaining to the movement of Goods prepared and supplied to PMR by the Warehouse Operator.

(v) Warehouse Operators shall be responsible for the supervision by employees of all movements of the Goods at the Warehouse, including the off-loading and loading of vehicles and the recording of losses during Handling.

(vi) Goods stored at a Warehouse shall leave the Warehouse in the same condition as they arrived, normal wear and tear and deterioration resulting from proper storage excepted.

(b) PMR's ability to ensure services with respect to Goods stored in third-party operated Warehouses is limited by its contract with such third party.

Instadose Pharma Responsibilities:

(a) The Company shall be responsible for providing to PMR on a timely basis the necessary documentation for the Goods. Instadose Pharma shall provide PMR with the following:

(i) As request for service: A requisition in the form of Annex 5 properly coded and signed. The requisition must include provision for all direct and incidental costs for each incoming and outgoing shipment.

(ii) Prior to shipment: The list of the Goods (including items and quantities) for delivery to the Warehouse.

(iii) At least seven (7) days prior to arrival or in reasonable advance of any movement of the Goods to the port of entry: A full set of original shipping documentation for all incoming shipments of Goods.

(iv) Prior to arrival of the Goods at the Warehouse or in reasonable advance of any stock movement: The list of Goods, despatch schedule, and destination for all outgoing movements of the Goods from the Warehouse.

(b) Instadose Pharma assumes responsibility for any claims resulting from incorrect or incomplete or inaccurate documentation. The parties shall notify one another of any incompleteness or inaccuracy in the documentation that they may become aware of without delay.

(c) PMR shall assume no responsibility for deliveries of Goods in unacceptable condition. PMR will inform the Company of any delivery of Goods in unacceptable condition, and will grant access to the Company, or its suppliers, should inspection and or rectification by the supplier or other assigned persons be deemed necessary by Instadose Pharma.

(d) Instadose Pharma shall be responsible for arranging any necessary insurance relating to the Goods and the shipping, transport, Handling and storage thereof. On request by Instadose Pharma, PMR may arrange insurance coverage for the Goods by separate agreement.

Costs:

Instadose Pharma will reimburse PMR the applicable fee rate specified in Annex 4 for Warehouse Services. The fees included in the rates are:

Receiving and dispatching Goods into storage facilities from port of entry and port of dispatch.

Receival:

Terminal charges, documentation fee, electronic data exchange, fund transfer, agency fee, customs supervision, customs declaration, transport from port to Warehouse, haulage, Handling, palletizing, and shrink wrapping.

Dispatch:

Transport from Warehouse to airport / harbour, haulage, Handling, FCL or customs supervision charges, documentation fee, fund transfer, customs declaration, electronic data exchange, agency fee, in harbour - terminal charges.

Storing Goods in Storage Facilities:

Warehouse rent and stock management.

Any other direct charges incurred by PMR in connection with Warehouse services provided to the Company under this Agreement will be invoiced to Instadose Pharma and shall be fully reimbursed in accordance with the payment terms of this Agreement.

Warranties and Liabilities:

(a) PMR shall not be held responsible for any claim, debt, damage or demand arising out of, or attributable to, the negligence or fault of the Company, or which arises from some latent defect or inherent vice in the Goods or documentation.

(b) Instadose Pharma shall indemnify PMR in respect of any claims or suits by any party arising out of or relating to the documentation, receipt, Handling, storage, or outgoing shipment of any Goods under this Agreement.

(c) In the event of any loss to the Company resulting from a failure of a third-party Warehouse operator to perform its contractual obligations to PMR, PMR will pursue directly with the operator such remedies available under the contract as it deems economically and organisationally appropriate. PMR shall pass on to Instadose Pharma the benefit of any compensation received in respect of Services rendered for the benefit of the Company (whether in kind or financial).

(d) In the event of any loss to Instadose Pharma covered by PMR insurance, PMR will pursue directly with its insurance underwriter all claims, and shall pass on to the Company any payment received in respect of Services rendered for the benefit of the Company.

Cancellation of Service:

Upon receipt of written notice by either party to cancel Warehouse services, which notice shall take effect thirty (30) days from receipt:

(a) PMR will prepare a consolidated stock report as of the day of notice of termination; and

(b) Instadose Pharma shall arrange for the removal of all its remaining Goods in the Warehouse within a period of thirty (30) days.

(c) Instadose Pharma shall pay PMR for Service rendered through the date of effective cancellation, and where cancellation is by the Company and unless such cancellation is due to PMR's breach of this Agreement shall reimburse PMR the full amount of all costs incurred as a result of such cancellation.

Annex 2

Terms and Conditions of Procurement Services

These terms and conditions shall apply to all procurement Services provided by PMR for Instadose Pharma under this Agreement.

Procurement Services may be provided from PMR in Toronto, Ontario, Canada.

Procurement Options:

(a) **Full**: PMR conducts procurement on behalf of Instadose Pharma. Services are procured by PMR in its name.

This full-service option includes:

- Selection of supplier, based on competitive bidding and objective criteria
- Signature of contract
- Tracking delivery status
- Processing customs procedures as applicable and agreed
- Receipt and cursory or full inspection as requested
- Payment to supplier

(b) **Partial**: PMR conducts procurement process up to recommendation of supplier to Instadose Pharma. Contracts are signed by the Company in its own name. The following additional components can be added to compliment this Service option:

- Assistance with customs clearance procedures
- Receipt and cursory or full inspection

Procurement Requests:

All requisition requests for procurement Services must include the type of Service requested, full information on the Services requested (including specifications), and delivery terms and conditions.

PMR Procedures:

All procurement Services shall be conducted in accordance with the PMR procurement procedures and all procurement contracts signed on the Company's behalf shall be in PMR's standard format and subject to PMR's Terms & General Conditions (available upon request).

Customs Procedures/Tax Exemptions:

Subject to applicable Government regulations, PMR shall request any applicable customs, duty, or tax exemptions. Should any exemption not be granted, the full amount of any such charges or

fees incurred by PMR on behalf of the Company shall be fully reimbursed by Instadose Pharma in accordance with the payment terms of this Agreement.

Costs:

All direct charges and applicable service fees for procurement Services will be incorporated in the next monthly invoice following payment to any third party by PMR, in accordance with the payment terms of this Agreement. Invoices will include all direct payments to third parties in connection with the procurement (purchase price, any charges, fees, or taxes, etc.) and the applicable Service fees.

Reporting and Audit Requirements:

With respect to option A procurement Services, PMR must retain the complete original procurement file for audit purposes. Upon request, PMR can send (uncertified) copies of the procurement file to the Company. All originals shall be kept by PMR for at least seven (7) years and may be consulted by Instadose Pharma upon request.

Evaluation:

Instadose Pharma may arrange, at its costs, a neutral evaluation of the procurement Services provided by PMR under this Agreement. Any such evaluation shall be performed by an external evaluator approved by the two parties. The parties agree to promptly address any deficiencies identified in the course of any such evaluation.

Warranty, Liability:

(a) PMR shall have no liability of any nature with regard to the value, adequacy, freedom from fault, or the infringement, quality, efficiency, suitability, characteristics, or usefulness of any Services procured by or on behalf of Instadose Pharma under this Agreement.

(b) PMR shall not be liable for any delay of delivery or loss or damage to any Goods or Services, except to the extent such loss or damage was directly caused by the negligence of PMR.

(c) With respect to option A procurement Services, to the extent legally possible, PMR will pass on to the Company any warranty offered by the manufacturer or supplier.

(d) With respect to option A procurement Services, in case the supplier fails to perform its contractual obligations, PMR will pursue directly with the supplier or insurance underwriter all claims relating to any defect in quality or any loss or damage to the Goods, unless such claim falls under an applicable PMR insurance policy, including its transport or Warehouse insurances. PMR shall pass on to the Company the benefit of any compensation received in respect of Services rendered for the benefit of Instadose Pharma (whether in kind or financial).

Cancellation of Service:

(a) Instadose Pharma may cancel a procurement or procurement Services confirmed by PMR at any time prior to signature of a contract on the Company's behalf. In the event of cancellation, the Company agrees to pay PMR for Service rendered and time spent in proportion to the projected Service fee, unless such cancellation is due to PMR's breach of this Agreement.

(b) In the event Instadose Pharma deems it necessary to cancel a procurement or procurement Services after the signature of a contract on the Company's behalf or after PMR has undertaken any legal obligation in connection with the procurement or procurement Services, the Company shall pay PMR for Service rendered and time spent in accordance with the above and shall reimburse PMR the full amount of all costs incurred as a result of such cancellation, unless such cancellation is due to PMR's breach of this Agreement.

Annex 3.

Terms and Conditions of Logistics Technical Support

These terms and conditions shall apply to all logistics technical support Services provided by PMR for Instadose Pharma under this Agreement.

PMR is engaged to provide logistics technical services in accordance with agreed terms of reference between the Company and PMR.

The contractual relationship between Instadose Pharma and PMR shall be governed by the provisions outlined below.

Each confirmed technical support request, together with the agreed terms of reference and these conditions shall constitute a separate service support contract.

Travel

Should the PMR staff member be required to travel during the support contract, and provided advance approval is given, the Company shall cover the costs of transportation and reasonable accommodation in accordance with PMR's staff regulations. Travel shall be arranged in consultation with PMR's travel service.

The PMR staff member shall receive a per diem in accordance with PMR's staff regulations, at the expense of the Company, according to PMR's standard rate applicable to the country of assignment for every night he/she is away from his/her normal place of residence to carry out Services. Per diem is provided to cover expenses related to meals and incidentals (for example tips, laundry and private phone calls).

Fee

Instadose Pharma shall pay PMR a daily fee as outlined in Annex 4.

If travel is included within the contract, the number of approved days travelled and related per diem rates, plus any other expenses and accompanying receipts for which PMR is seeking reimbursement, will be submitted with the final invoice to the Company.

Conditions of Service

(a) PMR staff member shall neither seek nor accept instructions from any authority external to PMR and the Company in connection with the performance of his/her Services in connection with the logistics technical services provided.

(b) The PMR staff member shall refrain from any action which may adversely affect PMR or Instadose Pharma and shall fulfil its commitments with the fullest regard for the interests of PMR and the Company where such interests are communicated to PMR.

Warranties

Logistics support services are provided by PMR in line with accepted standards of quality and professionalism. Where specific professional qualifications are required, PMR shall ensure that the individual rendering the Service possess such professional qualification. However, PMR makes no warranty as to the flawlessness of any advice or guidance provided in connection with the Services.

Title Rights

(a) Instadose Pharma shall be entitled to all property rights including but not limited to patents, copyrights and trademarks, with regard to material which bears a direct relation to, or is made in consequence of, the Services provided to the Company by PMR.

(b) All materials prepared as well as, all data collected and processed in the course of the PMR work for the Company is the property of the Company. However, PMR may use any such materials and data for any purpose in accordance with its mandate.

Amendments

No change in or modification to the terms of reference or the terms and conditions of any logistics support Service shall be made except by prior written agreement between PMR and the Company.

Annex 4

Schedule of Rates

Table 1 – Charges that will be applied for logistics Services provided

Serv. #	Service	Location	Unit	Charge (USD)
1.	Receiving and dispatching Goods into and out of storage facilities	All	Per request	3% of third-party cost
2.	Storing Goods in storage facilities	All	Per request	3% of third-party cost
3.	Import and export services	All	Per request	3% of third-party cost

Table 2 – Charges that will be applied for procurement Services provided

Serv. #	Service	Procurement Value (USD)	Charge (% of third-party charge)
1.	• Tendering • Supplier selection • Transportation • Import • Export • Insurance • Inspection • Security	Up to $50,000	4.5
		$50,000 - $200,000	4.0
		$200,000 - $400,000	3.5
		$400,000 - $1,000,000	3.0
		Over $100,000,000	2.5

Table 3 – Charges that will be applied for logistics technical support.

Serv. #	Service	Location	Charge (%)
1.	Logistics technical support	All	Quotation provided on request

Annex 5

Logistics Services Request